Exhibit 99.1

Press Release

AMNET MORTGAGE, INC. IS MOVING TO THE NASDAQ NATIONAL MARKET SYSTEM UNDER SYMBOL ‘AMNT’

San Diego, CA, September 27, 2004 – AmNet Mortgage, Inc., (Amex®: INV), the parent company of American Mortgage Network (AmNet),  a wholesale mortgage bank serving mortgage brokers nationwide, today announced the move of its common stock listing to the NASDAQ National Market System from the American Stock Exchange (AMEX) .  The Company’s common stock will begin trading on NASDAQ under its new symbol, AMNT, on September 29, 2004.  INV shares will continue trading on AMEX until the move is completed on September 29, 2004.

Commenting on the move to NASDAQ, John M. Robbins, Chief Executive Officer, said, “American Mortgage Network, the primary subsidiary of AmNet Mortgage, Inc., is a young, dynamic organization with a bright future.  This milestone is a testament to our financial strength and strong value proposition.  We believe that we will gain greater visibility for our Company’s stock on NASDAQ and attract a broader range of investors.”

About AmNet Mortgage, Inc.

AmNet Mortgage, Inc. is the parent company of American Mortgage Network.  For more information, please visit www. amnetmortgageinc.com.

About American Mortgage Network

Headquartered in San Diego, California, AmNet is a wholly owned subsidiary of AmNet Mortgage, Inc. AmNet originates loans for the national mortgage broker community through its network of branches and business-to-business over the Internet. AmNet has loan production offices in Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Minnesota, Nevada, New Jersey, New York, North Carolina, Ohio, Oregon, Rhode Island, Texas, Virginia, and Washington.

AmNet has a total of $1.4 billion in warehouse borrowing capacity and is approved to do business in 49 states and the District of Columbia either by license or exemption.  AmNet has approximately 5,000 approved broker customers across the nation.  For more information, please visit www.amnetmortgage.com.

FORWARD-LOOKING STATEMENT

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws.  Forward-looking statements include statements regarding the timing of the Company’s planned move to the NASDAQ National Market System and the Company’s belief that the move will give its stock greater visibility and will attract a broader range of investors. Actual results and the timing of certain events could also differ materially from those projected in or contemplated by our forward-looking statements due to a number of other factors, including but not limited to: the level of interest rates generally; economic conditions generally; interest rate volatility; and other risk factors outlined in the Company’s SEC reports.

INVESTOR AND ANALYST RELATIONS CONTACTS

Judith Berry

AmNet Mortgage, Inc.

Executive Vice President and Chief Financial Officer

(858) 909-1230

jberry@amnetmortgage.com

Clay Strittmatter

Senior Vice President, Finance

AmNet Mortgage, Inc.

(858) 909-1340

cstrittmatter@amnetmortgage.com